                                                                    EXHIBIT 99.1

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

BACKGROUND

     We are a leading designer, manufacturer and supplier of analog, discrete, interface and logic, non-volatile memory and optoelectronic semiconductors serving the personal computer, industrial, communications, consumer electronics and automotive markets. The original Fairchild Semiconductor was renowned as one of the pioneering companies of the semiconductor industry. It invented the planar process of manufacturing semiconductors, regarded as one of the most significant achievements in the semiconductor industry since the invention of the transistor. These early innovations form the base of a rich company history.

     With a history dating back more than 40 years, the original Fairchild was one of the founders of the semiconductor industry. Established in 1959 as a provider of memory and logic semiconductors, the Fairchild Semiconductor business was acquired by Schlumberger Limited in 1979 and by National Semiconductor Corporation in 1987. In March 1997, as part of its recapitalization, much of the Fairchild Semiconductor business was sold to a new, independent company - Fairchild Semiconductor Corporation. At the time of the recapitalization, our company consisted of the discrete, logic and non-volatile memory businesses of National Semiconductor.

     On April 13, 1999, we purchased the power device business of Samsung Electronics Co., Ltd. for approximately $414.9 million in cash, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, communications and consumer electronics markets. The acquisition of the power device business not only enhanced our analog and power discrete product offerings, but also provided us with a greater market presence in South Korea. In connection with the acquisition of the power device business, the Korean government granted a ten-year tax holiday. The exemption from corporate income tax was 100% for the first seven years of the holiday and 50% for the remaining three years of the holiday. During Calendar 2000, the tax holiday was extended such that the exemption amounts were increased to 75% in the eighth year and a 25% exemption was added for the eleventh year.

     On May 28, 2000, we purchased QT Optoelectronics, Inc. for approximately $92.0 million in cash and common stock. QT Optoelectronics designs, manufactures and markets LED lamps and displays, infrared components, custom optoelectronics and optocouplers and is the world's largest independent company solely focused on optoelectronics. This acquisition gave us a position in a $4.2 billion market. Revenue opportunities exist in being able to offer these products to existing Fairchild customers who were purchasing from competitors.

     On September 8, 2000, we purchased the power management business of Micro Linear for approximately $11.0 million in cash. That business consists of analog products including offline power switches, low power battery management, video filters and bus terminators. This acquisition expanded the breadth of our overall position in the power management analog business.

     On September 8, 2000, we purchased KOTA Microcircuits, Inc., or KOTA, for approximately $12.1 million in cash. That business designs, manufactures and markets high-performance operational amplifiers and other standard linear products. This acquisition positioned us with leading technology in the operational amplifier market, and expanded our penetration into markets that include cellular phones, CD-ROM drives and portable applications.

     On March 16, 2001 we acquired substantially all of the assets of, and assumed certain liabilities of the discrete power products business of Intersil Corporation, which we refer to as DPP, for approximately $344.2 million in cash. DPP designs, manufactures and markets power discrete semiconductors serving the personal computer, industrial power supply and automotive ignition control markets. The acquisition of this business enhanced our power discrete product portfolio and gave us greater market presence in the U.S. and European automotive and industrial markets.

     On September 5, 2001, we acquired Impala Linear Corporation for approximately $4.6 million paid in common stock. That business designs analog power management semiconductors for a wide range of portable devices including laptops, MP3 players, cell phones, portable test equipment and PDAs.

FISCAL YEAR CHANGE

     During 1999, we changed our fiscal year-end from the last Sunday in May to the last Sunday in December. Our last fiscal year under our old accounting calendar was the year ended May 30, 1999, which we refer to as "Fiscal 1999." Our first fiscal year following this change was the year ended December 31, 2000, which we refer to as "Calendar 2000." We sometimes refer to the transition period from May 31, 1999 to December 26, 1999 as "Stub Year 1999."

SEGMENT INFORMATION

     Our products are organized into three reportable segments: Analog and Mixed Signal Products, Discrete Products and Interface and Logic Products. Other products, which include non-volatile memory, optoelectronics and contract manufacturing services, do not meet the requirements of a reportable segment under SFAS No. 131. The following table sets forth the composition of trade revenue by reportable segments and contract manufacturing services as a percentage of total revenues, excluding one-time charges in Fiscal 1999 and the twelve months ended December 26, 1999, which we refer to as Calendar 1999, totaling $5.5 million in Other revenues. Excluded from Other revenues in Calendar 2000 is a gain of $2.1 million resulting from the adjustment of distributor reserves originally recorded in connection with the 1999 memory division restructuring.

                                             CALENDAR                         FISCAL
                                       ---------------------   STUB YEAR   -------------
                                       2001    2000    1999      1999      1999    1998
                                       -----   -----   -----   ---------   -----   -----
Analog...............................   21.5%   21.3%   20.2%     22.6%     13.5%    5.3%
Discrete.............................   47.2    42.0    37.9      40.3      30.1    23.7
Interface & Logic....................   18.9    23.8    26.7      23.4      36.1    38.4
Other................................    7.5     7.2     5.1       4.5       9.4    13.2
                                       -----   -----   -----   -------     -----   -----
  Subtotal Net Sales -- trade........   95.1    94.3    89.9      90.8      89.1    80.6
Contract manufacturing services......    4.9     5.7    10.1       9.2      10.9    19.4
                                       -----   -----   -----   -------     -----   -----
  Total..............................  100.0%  100.0%  100.0%    100.0%    100.0%  100.0%
                                       =====   =====   =====   =======     =====   =====

  YEAR ENDED DECEMBER 30, 2001 COMPARED TO YEAR ENDED DECEMBER 30, 2000

     Results of Operations. We generated a net loss of $(41.7) million for the year ended December 30, 2001, which we refer to as Calendar 2001, compared to net income of $273.1 million in Calendar 2000.

Excluding unusual charges (gains) and amortization of acquisition-related intangibles, net of tax effects, pro forma net income was as follows for Calendar 2001 and Calendar 2000, respectively:

                                                              CALENDAR   CALENDAR
                                                                2001       2000
                                                              --------   --------
                                                                 (IN MILLIONS)
Net income (loss)...........................................   $(41.7)    $273.1
Restructuring and impairments...............................     21.4       (5.6)
Purchased in-process research and development...............     13.8        9.0
Non-recurring (gains) charges...............................      2.5       (1.8)
Write-off of equity investment..............................      4.0         --
Non-recurring release of deferred tax asset valuation
  allowance.................................................       --      (26.3)
Amortization of acquisition-related intangibles.............     53.1       37.6
Less associated tax effects.................................    (29.6)      (3.5)
                                                               ------     ------
Pro forma net income........................................   $ 23.5     $282.5
                                                               ======     ======

     For Calendar 2001, restructuring and impairments included $13.1 million of employee separation costs related to severance and other costs associated with work force reduction actions, and an $8.3 million charge for asset impairments relating to the consolidation of the five-inch wafer fabrication line in South Portland, Maine. Purchased in-process research and development was recorded in connection with our acquisitions. Non-recurring (gains) charges of $2.5 million relate to inventory charges associated with the discontinuance of the digitizer product line in our Analog group. Additionally, we took a charge of $4.0 million for the write-off of an equity investment included in other (income) expense. For Calendar 2000, restructuring and impairments were associated with an adjustment to reserves recorded in connection with the Memory restructuring action in Fiscal 1999, and a one-time gain on the sale of our former Mountain View, California facility. Purchased in-process research and development was recorded in connection with our acquisitions. Non-recurring (gains) charges included a $3.6 million write-off of deferred financing fees, included in interest expense, associated with the refinancing of our senior credit facility offset by a $(5.4) million adjustment to other reserves associated with the Memory restructuring. Finally, we adjusted our deferred tax valuation reserves in Calendar 2000 as we determined that it was more likely than not that we would utilize our deferred tax assets.

     Operating income was $28.5 million in Calendar 2001, compared to $327.9 million in Calendar 2000. Excluding unusual charges (gains) detailed above impacting operating income, operating income was $66.2 million in Calendar 2001, compared to $325.9 million in Calendar 2000. The decrease in operating income is primarily due to soft market conditions in the semiconductor industry in during 2001, resulting in lower prices, unit volumes and underutilization of our factories, as well as from lower contract manufacturing revenue. Despite the current industry conditions, we have continued to invest in our research and development effort to drive new product introductions.

     Excluding depreciation and amortization of $179.1 million and $151.1 million in Calendar 2001 and Calendar 2000, respectively, unusual charges (gains) and other (income) expense, earnings before interest, taxes, depreciation and amortization ("EBITDA") as defined were $245.3 in Calendar 2001, compared to $477.0 million in Calendar 2000. EBITDA is presented because we believe that it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as an indicator of our operating performance, or as an alternative to cash flows as a measure of liquidity.

     Revenues. Our revenues consist of trade sales to unaffiliated customers (95.1% and 94.3% of total revenues in Calendar 2001 and Calendar 2000, respectively) and revenues from contract manufacturing services provided primarily to National Semiconductor and Samsung Electronics (together, 4.9% and 5.7% of total revenues in Calendar 2001 and Calendar 2000, respectively).

     Trade sales decreased 20.4% to $1,338.9 million in Calendar 2001 compared with $1,681.6 million in Calendar 2000. Additional revenue from DPP and other acquisitions that occurred in the latter part of 2000 and in 2001 partially offset lower revenue in our continuing businesses due to the industry-wide market slowdown. The lower revenue in our continuing business was the result of lower unit volumes and, to a lesser extent, decreases in average selling price.

     As a percentage of trade sales, geographic trade sales for North America, Europe, Asia/Pacific (which for our geographic reporting purposes excludes Korea) and Korea were as follows for the Calendar 2001 and Calendar 2000:

                                                              CALENDAR   CALENDAR
                                                                2001       2000
                                                              --------   --------
North America...............................................    19.9%      23.4%
Europe......................................................    13.5       13.5
Asia/Pacific................................................    47.6       45.5
Korea.......................................................    19.0       17.6
                                                                ----       ----
Total.......................................................     100%       100%
                                                                ====       ====

     North American trade sales decreased 32.2% in Calendar 2001 from Calendar 2000. Our trade sales in the North American region were adversely impacted more than any other region by decreased sales across a broad range of end market segments as customers adjusted their inventories to respond to weakening economic conditions in the U.S. European revenues decreased 20.3% in Calendar 2001 from Calendar 2000. They have been impacted by the same factors affecting North America. Revenues in our Asia/Pacific sales region decreased 16.7% in Calendar 2001 from Calendar 2000. The decrease in Asia/Pacific sales was driven by the slow down in the computing segment, including peripherals, as many of the manufacturers for this market segment are located in this region. Sales in our Korean region decreased 14.2% in Calendar 2001 from Calendar 2000. This decrease was due to the impact of a weaker Korean economy as the financial restructuring in this country continues.

     Contract manufacturing revenues decreased 32.3% to $68.8 million in Calendar 2001 compared to $101.6 million in Calendar 2000. The decrease in contract manufacturing revenues was due primarily to diminishing demand from both National Semiconductor and Samsung Electronics.

     Gross Profit. Gross profit was as follows for Calendar 2001 and Calendar 2000:

                                                                             CALENDAR
                                                                               2000
                                                           CALENDAR        -------------
                                                             2001
                                                         -------------
                                                                  (IN MILLIONS)
Trade gross profit.....................................  $332.9   24.9%    $602.9   35.9%
Contract manufacturing gross profit....................    21.2   30.8%      36.3   35.7%
                                                         ------            ------
Total gross profit.....................................  $354.1   25.2%    $639.2   35.8%
                                                         ======            ======

     Excluding unusual charges in 2001 associated with an inventory charge as a result of the discontinuance of the digitizer product line in our Analog group ($2.5 million), total gross profit was $356.6 million, or 25.3% of total revenues. Excluding an unusual gain in Calendar 2000 associated with revisions to estimated charges for the 1999 Memory restructuring action ($5.4 million), total gross profit was $633.8 million, or 35.5% of total revenues. The decrease in gross profit was primarily due to adverse pricing, and a shift in product mix to lower margin products and lower capacity utilization.

     Research and Development. Research and development expenses ("R&D") were $83.0 million, or 6.2% of trade sales, in Calendar 2001, compared to $83.9 million, or 5.0% of trade sales, in Calendar 2000. The decrease in R&D was due to spending reductions in response to softer market conditions, offset by the incremental R&D spending of the DPP business.

     Selling, General and Administrative. Selling, general and administrative ("SG&A") expenses were $154.3 million, or 11.5% of trade sales, in Calendar 2001, compared to $186.4 million, or 11.1% of trade sales, in Calendar 2000. The decrease in SG&A was due to spending reductions in response to softer market conditions.

     Amortization of Acquisition-Related Intangibles. Amortization of acquisition-related intangibles was $53.1 million in Calendar 2001, compared to $37.6 million in Calendar 2000. The increase in amortization was due to acquisitions that occurred in the latter part of 2000 and new acquisitions in 2001.

     Purchased In-process Research and Development. Purchased in-process research and development ("IPR&D") was $13.8 million for Calendar 2001, compared to $9.0 million for Calendar 2000. In Calendar 2001, IPR&D resulted from the acquisition of DPP and Impala. IPR&D for 2000 represents amounts from the acquisitions of QT Optoelectronics, KOTA, and Micro Linear. Further information regarding our IPR&D for significant acquisitions including significant assumptions, is addressed below under "In-Process Research and Development."

     Restructuring and Impairments. Restructuring and impairments of $21.4 million were recorded in Calendar 2001. These charges include an $8.3 million charge for asset impairments relating to the consolidation of the five-inch wafer fabrication line in South Portland, Maine, and $13.1 million for employee separation costs. In Calendar 2000, we incurred a pre-tax restructuring gain of $5.6 million. The gain is a result of proceeds from the sale of our former Mountain View, California facility ($3.5 million) and the adjustment to restructuring reserves recorded in Fiscal 1999 ($2.1 million) based upon final execution of several prior year plans.

     Interest Expense. Interest expense was $103.9 million in Calendar 2001, compared to $81.3 million in Calendar 2000. Interest expense in Calendar 2000 includes $3.6 million for the write-off of deferred financing fees associated with the refinancing of our senior bank facilities in Calendar 2000. Excluding this charge, interest expense was $77.7 million in Calendar 2000. The increase, excluding the unusual charge, is principally the result of additional interest associated with $350.0 million in principal of 10 1/2% Notes issued during the first quarter of 2001 and $200 million in principal of 5.0% Convertible Notes issued during the fourth quarter of 2001.

     Interest Income. Interest income was $15.3 million in Calendar 2001, compared to $23.3 million in Calendar 2000. The decrease is due to lower average cash balances coupled with lower rates of return.

     Other (Income) Expense, Net. In Calendar 2001, we recorded a loss of $4.0 million related to the write-off of an equity investment. In Calendar 2000, we recorded a $0.8 million gain on the buy-back of $15.0 million of our 10 1/8% senior subordinated notes.

     Income Taxes. Income tax benefit was $22.4 million in Calendar 2001, compared to a tax benefit of $2.4 million in Calendar 2000. Included in Calendar 2000 is a one-time tax benefit of $26.3 million related to a reduction in the deferred tax asset valuation allowance. Management believed that it is more likely than not these assets will be realizable and, accordingly, reduced the valuation allowance on those deferred tax assets. Without the effect of the one-time benefit, our tax expense would have been $23.9 million, or an effective tax rate of 8.8% in Calendar 2000, compared to an effective tax rate of 35.0% in Calendar 2001. The increase in the effective tax rate is due principally to the fact that the effective tax rate in Calendar 2000 reflected the utilization of valuation allowances.

     Comparative disclosures of selected operating results of our reportable segments is as follows:

     Analog and Mixed Signal Products Group. Our Analog and Mixed Signal Group designs, manufactures and markets a broad line of products relating to power conversion, temperature sensing, system management, battery chargers and motor controls. Product offerings include standard linear products such as operational amplifiers, low drop out regulators and ground fault interrupters, motor control integrated circuits, smart power switches and D/C to D/C converters. Analog revenues decreased 20.3% to $303.2 million in Calendar 2001 from $380.6 million in Calendar 2000. The decrease in Analog revenue was driven by soft market conditions, particularly in the industrial and computing markets.

     Analog had operating income of $0.5 million in Calendar 2001 as compared to $40.6 million in Calendar 2000. The decrease in Analog's operating income was primarily due to decreases in gross margins due to decreased revenues coupled with lower factory utilization.

     Discrete Products Group. Our Discrete Products Group designs, manufactures and markets a broad line of power MOSFETs, IGBT's, power bipolar transistors for both high and low voltage applications, small signal transistors and diodes. An increasing volume of power MOSFETs are manufactured using our leading edge Trench technology. Discrete revenues decreased 11.3% to $664.6 million in Calendar 2001, compared to $749.0 million in Calendar 2000. The decrease was driven by soft market conditions in the communications and computing markets, offset by revenues attained through the acquisition of DPP.

     Discrete had operating income of $28.5 million in Calendar 2001 as compared to $129.7 million in Calendar 2000. The decrease in Discrete operating income was primarily due to decreases in gross margins driven by lower revenues and lower factory utilization, coupled with increases in operating expenses, including amortization of acquisition related intangibles, due to the acquisition of DPP.

     Interface and Logic Products Group. Our Interface and Logic Group designs, manufactures and markets a broad line of high-performance interface and standard logic products. Its interface products include building block products such as FST and GTL, and LVDS. Its logic products focus on the growing CMOS logic market, from industry standard FACT and HCMOS to new products such as TinyLogic(TM), Micropack(TM), and LVT. Logic revenues decreased 37.2% to $266.2 million in Calendar 2001, compared to $424.2 million in Calendar 2000. The decrease in Interface and Logic revenues was due to soft market conditions, particularly in the communications and computing markets.

     Interface and Logic had operating income of $26.6 million in Calendar 2001, compared to $106.5 million in Calendar 2000. The decrease in Interface and Logic's operating income was due to decreases in gross margin driven by lower revenues and lower factory utilization.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 26, 1999

     Comparative financial information for Calendar 2000 and Calendar 1999 is as follows:

                                                              CALENDAR    CALENDAR
                                                                2000        1999
                                                              --------   -----------
                                                                         (UNAUDITED)
                                                                  (IN MILLIONS)
Revenue:
  Net sales -- trade........................................  $1,681.6    $1,037.6
  Contract manufacturing....................................     101.6       116.9
                                                              --------    --------
     Total revenue..........................................   1,783.2     1,154.5
Operating expenses:
  Cost of sales -- trade....................................   1,078.7       764.4
  Cost of contract manufacturing............................      65.3        84.3
  Research and development..................................      83.9        53.1
  Selling, general and administrative.......................     186.4       136.8
  Amortization of acquisition -- related intangibles........      37.6        26.0
  Purchased in-process research and development.............       9.0        34.0
  Restructuring and impairments.............................      (5.6)       16.8
                                                              --------    --------
     Total operating expenses...............................   1,455.3     1,115.4
                                                              --------    --------
Operating income (loss).....................................     327.9        39.1
Interest expense............................................      81.3        94.6
Interest income.............................................     (23.3)       (0.7)
Other (income) expense, net.................................      (0.8)         --
                                                              --------    --------
Income (loss) before income taxes...........................     270.7       (54.8)
Provision (benefit) for income taxes........................      (2.4)       (2.2)
                                                              --------    --------
Net income (loss)...........................................  $  273.1    $  (52.6)
                                                              ========    ========

     Results of Operations. We generated net income of $273.1 million in Calendar 2000, compared to a net loss of $(52.6) million in Calendar 1999. Excluding unusual charges (gains) and amortization of acquisition-related intangibles, net of tax effects, pro forma net income was as follows for Calendar 2000 and Calendar 1999, respectively:

                                                              CALENDAR   CALENDAR
                                                                2000       1999
                                                              --------   --------
                                                                 (IN MILLIONS)
Net income (loss)...........................................   $273.1     $(52.6)
Restructuring and impairments...............................     (5.6)      16.8
Purchased in-process research and development...............      9.0       34.0
Non-recurring (gains) charges...............................     (1.8)      36.1
Non-recurring release of deferred tax asset valuation
  allowance.................................................    (26.3)        --
Amortization of acquisition-related intangibles.............     37.6       26.0
Less associated tax effects.................................     (3.5)      (5.7)
                                                               ------     ------
Pro forma net income........................................   $282.5     $ 54.6
                                                               ======     ======

     For Calendar 2000, restructuring and impairments were associated with an adjustment to reserves, recorded in connection with the Memory restructuring, and a one-time gain on the sale of our former Mountain View, California facility. Purchased in-process research and development was recorded in connection with our acquisitions. Non-recurring (gains) charges included a $3.6 million write-off of deferred financing fees, included in interest expense, associated with the refinancing of our senior credit facility offset by a $(5.4) million adjustment to other reserves associated with the Memory restructuring action in 1999. Finally, we adjusted our deferred tax valuation reserves in Calendar 2000 as we determined that it was more likely than not that we would utilize our deferred tax assets. For Calendar 1999, restructuring and impairments were recorded in connection with our Analog and Memory restructuring actions. Purchased in-process research and development was recorded in connection with the acquisition of our power device business. Non-recurring charges included $15.4 million for other reserves associated with our Memory restructuring action, $12.4 million for the write-off of deferred financing fees, included in interest expense, and an $8.3 million charge for forgiveness of certain management tax loans in connection with our initial public offering.

     Operating income was $327.9 million in Calendar 2000, compared to $39.1 million in Calendar 1999. Excluding unusual charges (gains) detailed above impacting operating income, operating income was $325.9 million in Calendar 2000, compared to $113.6 million in Calendar 1999. The increase in operating income is due to higher revenues and gross profits due to improved pricing, new product introductions and improved business conditions, resulting in higher factory utilization. In addition, operating income improved due to a full year of power device results in Calendar 2000, compared to approximately nine months in Calendar 1999, and the effect on operating income from the acquisitions consummated in Calendar 2000.

     Excluding depreciation and amortization of $151.1 million and $130.8 million in Calendar 2000 and Calendar 1999, respectively, unusual charges (gains) and other (income) expense, EBITDA as defined was $477.0 million in Calendar 2000 compared to $244.4 million in Calendar 1999.

     Revenues. Trade sales to unaffiliated customers were 94.3% and 89.9% of total revenues in Calendar 2000 and Calendar 1999, respectively and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics together were 5.7% and 10.1% of total revenues in Calendar 2000 and Calendar 1999, respectively.

     Trade sales increased 62.1% to $1,681.6 million in Calendar 2000 compared with $1,037.6 million in Calendar 1999. The increase in our trade sales resulted from higher sales volume reflecting strength in end markets, the effect of acquisitions, higher average selling prices and an improved sales mix due to new product introductions.

     As a percentage of trade sales, geographic trade sales for North America, Europe, Asia/Pacific and Korea were as follows for the Calendar 2000 and Calendar 1999:

                                                              CALENDAR    CALENDAR
                                                                2000        1999
                                                              --------   -----------
                                                                         (UNAUDITED)
North America...............................................    23.4%       23.9%
Europe......................................................    13.5        13.5
Asia/Pacific................................................    45.5        44.9
Korea.......................................................    17.6        17.7
                                                                ----        ----
Total.......................................................     100%        100%
                                                                ====        ====

     North American revenues increased 57.9% in Calendar 2000 from Calendar 1999. This increase was due to strong distribution sales in both the industrial and consumer markets and improvements in communications and computing, as well as the effect of acquisitions. Revenues in the Europe region increased 61.5% in Calendar 2000 from Calendar 1999. The increase in Europe was due to improvements in the communications, consumer and distribution markets, as well as the effect of acquisitions. Asia/Pacific region revenues increased 63.7% in Calendar 2000 from Calendar 1999. The increase is due to strength in the consumer segment, improved regional economic conditions, expansion into the China markets, the expansion of customers using Asian contract manufacturing locations and the effect of acquisitions. Our Korean region increased 60.5% in Calendar 2000 from Calendar 1999. This was primarily the result of the effect of a full year of power device business revenues in Calendar 2000.

     Contract manufacturing revenues decreased 13.1% to $101.6 million in Calendar 2000 compared to $116.9 million in Calendar 1999. The decrease in contract manufacturing revenues was due primarily to diminishing demand from National Semiconductor.

     Gross Profit. Gross profit was as follows for Calendar 2000 and Calendar 1999:

                                                          CALENDAR         CALENDAR
                                                            2000             1999
                                                        -------------    -------------
                                                                          (UNAUDITED)
                                                                (IN MILLIONS)
Trade gross profit....................................  $602.9   35.9%   $273.2   26.3%
Contract manufacturing gross profit...................    36.3   35.7%     32.6   27.9%
                                                        ------           ------
Total gross profit....................................  $639.2   35.8%   $305.8   26.5%
                                                        ======           ======

     Excluding non-recurring charges (gains) associated with the Memory restructuring of $(5.4) million and $15.4 million in Calendar 2000 and Calendar 1999, respectively, gross profit increased 97.3% to $633.8 million in Calendar 2000 as compared to $321.2 million in Calendar 1999, and trade gross profits increased 107.0% to $597.5 million in Calendar 2000 from $288.6 million in Calendar 1999. The increase in trade gross profit on both an historical and adjusted basis was due in part to a better sales mix resulting from new product introductions and slightly higher average selling prices, as well as the favorable effect of increased factory utilization.

     The increase in contract manufacturing gross profit was due to favorable pricing adjustments and improved factory utilization, as well as incremental business with Samsung Electronics as a result of the acquisition of the power device business.

     Research and Development. R&D expenses were $83.9 million, or 5.0% of trade sales, in Calendar 2000, compared to $53.1 million, or 5.1% of trade sales, in Calendar 1999. The increase in R&D spending was primarily due to spending on new product development and spending from our acquired businesses in Calendar 2000 which was not included in Calendar 1999.

     Selling, General and Administrative. SG&A expenses were $186.4 million, or 11.1% of trade sales, in Calendar 2000, compared to $136.8 million, or 13.2% of trade sales, in Calendar 1999. SG&A expenses for Calendar 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to management investors for payment of individual income tax liabilities resulting from their ownership of our common stock. Excluding this unusual charge, SG&A was $128.5 million, or 12.4% of trade sales, in Calendar 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of higher selling expenses in support of higher sales volumes and the incremental SG&A associated with our acquired businesses.

     Amortization of Acquisition-Related Intangibles. Amortization of acquisition-related intangibles was $37.6 million in Calendar 2000, compared to $26.0 million in Calendar 1999. The increase in amortization was due to acquisitions that occurred in the latter part of 2000.

     Purchased In-process Research and Development. IPR&D was $9.0 million for Calendar 2000. This was derived from the acquisitions of QT Optoelectronics, KOTA, and Micro Linear. IPR&D for Calendar 1999 of $34.0 million represents the amount derived from the acquisition of the power device business of Samsung Electronics. Further information regarding our IPR&D for significant acquisitions, including significant assumptions, is addressed below under "In-Process Research and Development."

     Restructuring and Impairments. We incurred a pre-tax restructuring gain of $5.6 million in Calendar 2000. The gain is a result of proceeds from the sale of our former Mountain View, California facility ($3.5 million) and the adjustment to restructuring reserves ($2.1 million) based upon final execution of several prior year plans. Restructuring and impairments of $16.8 million were recorded in Calendar 1999. We recorded charges taken in connection with the transfer of assembly and test activities from our former Mountain View, California facility to Penang, Malaysia ($2.7 million) and its wafer production to South

Portland, Maine ($10.0 million). In addition, we recorded a charge related to the 1999 Memory restructuring action ($4.1 million).

     Interest Expense. Interest expense was $81.3 million in Calendar 2000, compared to $94.6 million in Calendar 1999. Interest expense in Calendar 2000 and Calendar 1999 includes unusual charges of $3.6 million and $12.4 million, respectively, for the write-off of deferred financing fees associated with the refinancing of our senior bank facilities in Calendar 2000 and Calendar 1999, as well as a write-off associated with the repayment of long-term debt in Calendar 1999. Excluding these charges, interest expense was $77.7 million in Calendar 2000 compared to $82.2 million in Calendar 1999. The decrease, excluding the unusual charges, is principally the result of reduced indebtedness, which was retired with the proceeds of the initial public offering of our common stock in August 1999, and the refinancing of our senior credit facilities in June 2000.

     Interest Income. Interest income was $23.3 million in Calendar 2000, compared to $0.7 million in Calendar 1999. The increase is due to higher cash balances in Calendar 2000 due in part from proceeds received from our January 2000 secondary stock offering.

     Other (Income) Expense. In Calendar 2000 we recorded a gain of $0.8 million on the buy-back of $15.0 million of our 10 1/8% senior subordinated notes.

     Income Taxes. Income tax benefit was $2.4 million in Calendar 2000, compared to a tax benefit of $2.2 million in Calendar 1999. Included in Calendar 2000 is a one-time tax benefit of $26.3 million, related to a reduction in the deferred tax asset valuation allowance. Management now believes that it is more likely than not these assets will be realizable and, accordingly, reduced the valuation allowance on those deferred tax assets. Without the effect of the one-time benefit, our tax expense would have been $23.9 million, or an effective tax rate of 8.8%, compared to an effective tax rate of 4.0% in Calendar 1999. The increase in our effective tax rate, excluding the one-time benefit in Calendar 2000, is due to a tax provision recorded in the United States in Calendar 2000 which was not recorded in Calendar 1999.

     Comparative disclosures of selected operating results of our reportable segments is as follows:

     Analog and Mixed Signal Products Group. In Calendar 2000, our Analog Group expanded due to the acquisitions of KOTA and Micro Linear. Analog revenues increased 62.7% to $380.6 million in Calendar 2000 from $233.9 million in Calendar 1999. The increase in Analog revenue reflects improved business conditions resulting in both higher sales volumes and increased prices, the benefit of a full year of analog power device revenues, the introduction of new products, and incremental sales from the KOTA and Micro Linear acquisitions.

     Analog had operating income of $40.6 million in Calendar 2000 as compared to $22.9 million in Calendar 1999. The increase in Analog's operating income was due to higher revenues, the beneficial effect of moving wafer manufacturing to South Portland, Maine, the benefit of a full year of operating income from analog power device products and incremental operating income generated by the addition of KOTA and Micro Linear, offset by higher costs on certain subcontracted wafers.

     Discrete Products Group. Discrete revenues increased 71.0% to $749.0 million in Calendar 2000, compared to $437.9 million in Calendar 1999. The increase was across all product lines, as both volume and prices increased over the comparable prior year period. The increase was also a result of a full year of discrete power device revenues.

     Discrete had operating income of $129.7 million in Calendar 2000 as compared to $25.8 million in Calendar 1999. The increase in Discrete operating income was due to higher revenues and improved gross profits due to a better sales mix resulting from new product introductions, including Power MOSFET products, improved factory utilization and the benefit of a full year of operating income from discrete power device products.

     Interface and Logic Products Group. Logic revenues increased 37.9% to $424.2 million in Calendar 2000, compared to $307.7 million in Calendar 1999. The increase in Interface and Logic revenues was due to volume increases resulting from strengthened demand, average selling price increases and improved mix due to new product introductions.

     Interface and Logic had operating income of $106.5 million in Calendar 2000, compared to $33.4 million in Calendar 1999. The increase in operating income was due to higher revenues and improved gross profits due to improved pricing, a better sales mix resulting from new product introductions, particularly Interface and Tiny Logic, and improved factory utilization.

  SEVEN MONTHS ENDED DECEMBER 26, 1999 COMPARED TO SEVEN MONTHS ENDED DECEMBER 27, 1998

     Comparative financial information for the Stub Year 1999 and the seven months ended December 27, 1998, which we refer to as the first seven months of Fiscal 1999, was as follows:

                                                                             SEVEN MONTHS
                                                                                ENDED
                                                                 1999        DECEMBER 27,
                                                               STUB YEAR         1998
                                                             -------------   ------------
                                                                             (UNAUDITED)
                                                                    (IN MILLIONS)
Revenue:
Net sales -- trade.........................................     $714.0          $322.3
Contract manufacturing.....................................       72.2            38.0
                                                                ------          ------
Total revenue..............................................      786.2           360.3
Operating expenses:
Cost of sales -- trade.....................................      499.9           252.6
Cost of contract manufacturing.............................       51.4            32.9
Research and development...................................       35.0            21.3
Selling, general and administrative........................       97.9            51.0
Amortization of acquisition-related intangibles............       19.5             1.9
Restructuring and impairments..............................         --             4.5
                                                                ------          ------
Total operating expenses...................................      703.7           364.2
                                                                ------          ------
Operating income (loss)....................................       82.5            (3.9)
Interest expense...........................................       56.5            34.3
Interest income............................................       (0.3)           (0.1)
                                                                ------          ------
Income (loss) before income taxes..........................       26.3           (38.1)
Provision (benefit) for income taxes.......................        5.0            (7.6)
                                                                ------          ------
Net income (loss)..........................................     $ 21.3          $(30.5)
                                                                ======          ======

     Results of Operations. We generated net income of $21.3 million in Stub Year 1999, compared to a net loss of $30.5 million in the first seven months of Fiscal 1999. Excluding unusual charges and amortization of acquisition-related intangibles, net of tax effects, pro forma net income was as follows for Stub Year 1999 and the first seven months of Fiscal 1999, respectively:

                                                                             SEVEN MONTHS
                                                                                ENDED
                                                               STUB YEAR     DECEMBER 27,
                                                                 1999            1998
                                                             -------------   ------------
                                                                             (UNAUDITED)
                                                                    (IN MILLIONS)
Net income (loss)..........................................      $21.3          $(30.5)
Restructuring and impairments..............................         --             4.5
Non-recurring charges......................................       15.5              --
Amortization of acquisition-related intangibles............       19.5             2.0
Less associated tax effects................................       (1.8)           (1.2)
                                                                 -----          ------
Pro forma net income (loss)................................      $54.5          $(25.3)
                                                                 =====          ======

     Non-recurring charges in Stub Year 1999 included initial public offering-related charges of $8.3 million, recorded in SG&A for the forgiveness of certain loans made to our management investors for payment of individual income tax liabilities resulting from their ownership of our common stock, and $7.2 million, recorded in interest expense, for the write-off of deferred financing fees associated with the debt repaid with the proceeds from the initial public offering. Restructuring and impairments in the first seven months of Fiscal 1999 were recorded as a result of a workforce reduction. Operating income was $82.5 million in Stub Year 1999, compared to an operating loss of $3.9 million in the first seven months of Fiscal 1999. Excluding unusual charges impacting operating income, operating income was $90.8 million in Stub Year 1999, compared to $0.6 million in the first seven months of Fiscal 1999. The increase in operating income is due to the acquisition of the power device business from Samsung Electronics and higher revenues and gross profits due to new product introductions and improved business conditions, resulting in higher factory utilization in Stub Year 1999 as compared to the first seven months of Fiscal 1999.

     Excluding depreciation and amortization of $82.3 million and $55.1 million in Stub Year 1999 and the first seven months of Fiscal 1999, respectively, and unusual charges, EBITDA as defined was $173.1 million in Stub Year 1999 compared to $55.7 million in the first seven months of Fiscal 1999.

     Revenues. Trade sales to unaffiliated customers were 90.8% and 89.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics together were 9.2% and 10.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively.

     Trade sales increased 121.5% to $714.0 million in Stub Year 1999 compared with $322.3 million in the first seven months of Fiscal 1999. Trade sales for Stub Year 1999 include sales from the power device business. Excluding sales from the power device business, trade sales increased 28.9% in Stub Year 1999 over the first seven months of Fiscal 1999, as higher sales volume offset lower average selling prices. The increase in trade sales is attributable to improved demand due to strength in end-markets such as personal computers and communications and an economic recovery in the Asia/Pacific region.

     As a percentage of trade sales, geographic trade sales for North America, Europe, Asia/Pacific and Korea were as follows for the Stub Year 1999 (with and without power device ("PD") products) and the first seven months of Fiscal 1999:

                                                                   SEVEN MONTHS ENDED
                                                               ---------------------------
                                                   STUB YEAR   DECEMBER 26,   DECEMBER 27,
                                                     1999          1999           1998
                                                   (WITH PD)   (WITHOUT PD)   (WITHOUT PD)
                                                   ---------   ------------   ------------
                                                                       (UNAUDITED)
North America....................................    20.7%         31.8%          40.3%
Europe...........................................    12.2          17.5           18.4
Asia/Pacific.....................................    45.6          50.7           41.3
Korea............................................    21.5            --             --
                                                     ----          ----           ----
Total............................................     100%          100%           100%
                                                     ====          ====           ====

     Excluding sales from the power device business, Asia/Pacific region revenues increased 58.2% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in the Asia/Pacific region is due to strength in the consumer and personal computer markets, as well as improved economic conditions. Revenues in the Europe region increased 22.5% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in Europe is due to improved communications, consumer and distribution markets. North American revenues increased 2.0% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in North America is the result of improved market conditions offset by the continued move of contract manufacturers to locations outside North America.

     Contract manufacturing revenues increased 90.0% to $72.2 million in Stub Year 1999 compared to $38.0 million in the first seven months of Fiscal 1999. Excluding contract manufacturing services provided to

Samsung Electronics, contract manufacturing revenues increased 42.1% in Stub Year 1999 as compared to the first seven months of Fiscal 1999, reflecting increased demand from National Semiconductor.

     Gross Profit. Gross Profit was as follows for Stub Year 1999 and the first seven months of Fiscal 1999:

                                                                          SEVEN MONTHS
                                                                             ENDED
                                                            STUB YEAR     DECEMBER 27,
                                                              1999            1998
                                                          -------------   ------------
                                                                          (UNAUDITED)
                                                                 (IN MILLIONS)
Trade gross profit......................................  $214.1   30.0%  $69.7   21.6%
Contract manufacturing gross profit.....................    20.8   28.8%    5.1   13.4%
                                                          ------          -----
Total gross profit......................................  $234.9   29.9%  $74.8   20.8%
                                                          ======          =====

     Gross profit increased 214.0% in Stub Year 1999 compared to the first seven months of Fiscal 1999. Excluding the gross profit derived from power device products, gross profit increased 71.8% in Stub Year 1999 over the first seven months of Fiscal 1999. Excluding the power device business, gross trade profits as a percentage of trade sales were 28.4% in Stub Year 1999 compared to 21.6% in the first seven months of Fiscal 1999. The increase in gross trade profit as a percentage of trade sales was due to the favorable effect of increased factory utilization and the full benefit of cost reduction actions undertaken in Fiscal 1999, offset by lower average selling prices. Average selling prices for Stub Year 1999 were lower than the first seven months of Fiscal 1999, despite higher average selling prices in the second half of Stub Year 1999 over the first half of Stub Year 1999, particularly for Discrete and Logic products.

     Contract manufacturing gross profit increased 307.8% in Stub Year 1999 compared to the first seven months of Fiscal 1999. The increase in contract manufacturing gross profit is due to incremental business with Samsung Electronics as a result of the acquisition of the power device business and greater demand from National Semiconductor reflective of improved market conditions. Contract manufacturing gross profit for the first seven months of Fiscal 1999 included $13.0 million of fixed cost reimbursement under our manufacturing agreements with National Semiconductor.

     Research and Development. R&D was $35.0 million, or 4.9% of trade sales, in Stub Year 1999, compared to $21.3 million, or 6.6% of trade sales, in the first seven months of Fiscal 1999. The increase in R&D expenses was driven by the dedicated R&D costs incurred by the power device business in Stub Year 1999 which we did not incur in the first seven months of Fiscal 1999.

     Selling, General and Administrative. SG&A expenses were $97.9 million, or 13.7% of trade sales, in Stub Year 1999, compared to $51.0 million, or 15.8% of trade sales, in the first seven months of Fiscal 1999. SG&A expenses for Stub Year 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to our management investors for payment of individual income tax liabilities resulting from their ownership of our common stock. Excluding this unusual charge, SG&A was $89.6 million, or 12.5% of trade sales, in Stub Year 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of the incremental SG&A expenses of the power device business, which we did not incur in the first seven months of Fiscal 1999, and increased selling expenses for the pre-existing business due to higher sales volume.

     Amortization of Acquisition-Related Intangibles. Amortization of acquisition-related intangibles was $19.5 million in Stub Year 1999, compared to $1.9 million in the first seven months of Fiscal 1999. The increase is attributable to the incremental amortization expense of the power device business, which we did not incur in the first seven months of Fiscal 1999.

     Restructuring and Impairments. We incurred a pre-tax restructuring charge of approximately $4.5 million in the first seven months of Fiscal 1999. The charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions, then representing approximately 10% of our payroll.

     Interest Expense. Interest expense was $56.5 million in Stub Year 1999, compared to $34.3 million in the first seven months of Fiscal 1999. Interest expense in Stub Year 1999 includes an unusual charge of $7.2 million for the write-off of deferred financing fees associated with debt retired with the proceeds from the initial public offering. Excluding this charge, interest expense was $49.3 million in Stub Year 1999. The increase, excluding the unusual charges, is principally the result of indebtedness incurred to finance the power device business acquisition, which occurred in the fourth quarter of Fiscal 1999.

     Interest Income. Interest income was $0.3 million for Stub Year 1999 compared to $0.1 million for the first seven months of Fiscal 1999. This was due to higher average cash balances in Stub Year 1999 compared to the first seven months of Fiscal 1999.

     Income Taxes. Income tax expense (benefit) was $5.0 million for Stub Year 1999, compared to a tax benefit of $7.6 million in the first seven months of Fiscal 1999. The effective tax rates for Stub Year 1999 and the first seven months of Fiscal 1999 on book pre-tax income were 19.0% and 19.9%, respectively. In Stub Year 1999, the current tax provision is based on income generated from our foreign operations, excluding Korea where we benefit from a tax holiday. The decrease in deferred tax benefits is due to profits earned in Stub Year 1999 and our limited ability to recognize the future benefit of U.S. net operating loss carryforwards. In addition, deferred tax expense was booked in Korea to account for future book deductions in excess of future tax deductions arising beyond the tax holiday period.

     Comparative financial information for our reportable segments is as follows:

     Analog and Mixed Signal Products Group. We formed the Analog and Mixed Signal Products Group upon completion of the acquisition of Raytheon. This division further expanded due to the inclusion of the analog products of the power device business. Analog revenues increased 334.7% to $177.8 million in Stub Year 1999 from $40.9 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the analog revenues of the power device business, which is not included in the first seven months of Fiscal 1999. Normalized to exclude power device products, Analog revenues were $47.2 million in Stub Year 1999, an increase of 15.0% from the first seven months of Fiscal 1999. The increase is due to improved business conditions and new product revenues, which more than offset revenue decreases in mature products.

     Analog had operating income of $19.5 million in Stub Year 1999 as compared to a loss of $6.7 million in the first seven months of Fiscal 1999. Excluding analog power device products, Analog had an operating loss of $12.5 million in Stub Year 1999. The increase in Analog's operating loss (excluding analog power device products) was due to an unfavorable sales mix and increased valuation reserves in anticipation of the closure of the Mountain View, California wafer fab, which occurred in the latter part of Stub Year 1999.

     Discrete Products Group. In Stub Year 1999, Discrete expanded due to the inclusion of the discrete products of the power device business. Discrete revenues increased 229.8% to $316.9 million in Stub Year 1999, compared to $96.1 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the discrete revenues of the power device business, which are not included in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete revenues increased 54.6% to $148.6 million in Stub Year 1999 from the first seven months of Fiscal 1999. The increase was across all product lines. DMOS products increased 81.9% over the first seven months of Fiscal 1999. Revenues for mature Bipolar products grew 13.7% in Stub Year 1999 over the first seven months of Fiscal 1999.

     Discrete had operating income of $24.6 million in Stub Year 1999 as compared to $5.3 million in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete had operating income of $13.3 million in Stub Year 1999. The increase in Discrete operating income was due to higher revenues and improved gross profits due to improved factory utilization and higher average selling prices.

     Interface and Logic Products Group. Interface and Logic revenues increased 27.9% to $184.0 million in Stub Year 1999, compared to $144.0 million in the first seven months of Fiscal 1999. Revenues for interface products grew 224.4% in Stub Year 1999 over the first seven months of Fiscal 1999, due to success of new product introductions. Logic product revenues increased 22.8% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in logic product revenues was across all product lines. CMOS revenues grew 34.6%, while Bipolar revenues grew 2.5% in Stub Year 1999 over the first seven months of Fiscal 1999.

     Logic had operating income of $20.9 million in Stub Year 1999, compared to $6.3 million in the first seven months of Fiscal 1999. The increase in operating income was due to higher revenues and improved gross profits due to improved factory utilization.

  YEAR ENDED MAY 30, 1999 COMPARED TO YEAR ENDED MAY 31, 1998

     Comparative financial information for Fiscal 1999 and Fiscal 1998 is as follows:

                                                              FISCAL    FISCAL
                                                               1999      1998
                                                              -------   ------
                                                               (IN MILLIONS)
Revenue:
  Net sales -- trade........................................  $ 654.1   $635.8
  Contract manufacturing....................................     81.0    153.4
                                                              -------   ------
     Total revenue..........................................    735.1    789.2
Operating expenses:
  Cost of sales -- trade....................................    518.4    441.6
  Cost of contract manufacturing............................     64.4    117.1
  Research and development..................................     39.3     35.7
  Selling, general and administrative.......................     96.7     90.6
  Amortization of acquisition-related intangibles...........      8.4      1.4
  Purchased in-process research and development.............     34.0     15.5
  Restructuring and impairments.............................     21.3       --
                                                              -------   ------
     Total operating expenses...............................    782.5    701.9
                                                              -------   ------
Operating income (loss).....................................    (47.4)    87.3
Interest expense............................................     72.3     56.5
Interest income.............................................     (0.5)    (2.0)
                                                              -------   ------
Income (loss) before income taxes...........................   (119.2)    32.8
Provision (benefit) for income taxes........................     (5.1)    10.7
                                                              -------   ------
Net income (loss) before cumulative effect of change in
  accounting principle......................................   (114.1)    22.1
                                                              -------   ------
Cumulative effect of change in accounting principle, net of
  tax effect of $0.8 million................................       --     (1.5)
                                                              -------   ------
Net income (loss)...........................................  $(114.1)  $ 20.6
                                                              =======   ======

     Results of Operations. We generated a net loss of $(114.1) million in Fiscal 1999, compared to net income of $20.6 million in Fiscal 1998. Excluding unusual charges (gains) and amortization of acquisition-related intangibles, net of tax effects, pro forma net income was as follows for Fiscal 1999 and Fiscal 1998, respectively:

                                                              FISCAL    FISCAL
                                                               1999      1998
                                                              -------   ------
                                                               (IN MILLIONS)
Net income (loss)...........................................  $(114.1)  $20.6
Restructuring and impairments...............................     21.3      --
Purchased in-process research and development...............     34.0    15.5
Non-recurring (gains) charges...............................     20.6      --
Amortization of acquisition-related intangibles.............      8.4     1.4
Less associated tax effects.................................     (3.6)   (5.5)
Cumulative effect of change in accounting principle (net of
  tax)......................................................       --     1.5
                                                              -------   -----
Pro forma net income (loss).................................  $ (33.4)  $33.5
                                                              =======   =====

     For Fiscal 1999, restructuring and impairments included $4.5 million of employee separation costs related to severance and other costs associated with work force reduction actions, $2.7 million associated with the transfer of Analog assembly and test operations, $10.0 million for the closure of the Mountain View facility and $4.1 million associated with the restructuring of the Memory business. Purchased in-process research and development was recorded in connection with our acquisition of the power device business of Samsung Electronics. Non-recurring charges included $5.5 million and $9.9 million for the Memory restructuring, recorded as a reduction to revenue and an increase to cost of sales, respectively, for additional sales and inventory reserves associated with the restructuring, as well as $5.2 million for the write-off of deferred financing fees in connection with a refinancing of our senior credit facilities. For Fiscal 1998, purchased in-process research and development was recorded in connection with our acquisition of Raytheon Semiconductor, Inc.

     We incurred an operating loss of $47.4 million in Fiscal 1999, compared to operating income of $87.3 million in Fiscal 1998. Excluding unusual charges detailed above impacting operating income, operating income was $23.3 million in Fiscal 1999, compared to $102.8 million in Fiscal 1998. The decrease in operating income was primarily due to soft market conditions in the semiconductor industry that persisted for much of Fiscal 1999, which resulted in severe price competition and factory underutilization, particularly in the first half of Fiscal 1999, which negatively impacted gross profit.

     Excluding depreciation and amortization of $103.7 million and $84.6 million in Fiscal 1999 and Fiscal 1998, respectively, and unusual charges, EBITDA as defined was $127.0 million in Fiscal 1999 compared to $187.4 million in Fiscal 1998.

     Revenues. Trade sales to unaffiliated customers were 89.0% and 80.6% of total revenues in Fiscal 1999 and Fiscal 1998, respectively, and contract manufacturing services to National Semiconductor were 11.0% and 19.4% of total revenues in Fiscal 1999 and Fiscal 1998, respectively.

     Trade sales increased 2.9% to $654.1 million in Fiscal 1999 from $635.8 million in Fiscal 1998. Trade sales in Fiscal 1999 include those of the power device business since the acquisition date of April 13, 1999, and a full-year of Analog. Additionally, trade sales have been reduced by $5.5 million in Fiscal 1999 for one-time charges for additional sales reserves as a result of the Memory restructuring. Trade sales in Fiscal 1998 include those of Analog since the acquisition date of December 31, 1997. Excluding Power Device revenues, one time charges and normalizing Analog sales for the non-comparable periods, trade sales decreased 14.0% in Fiscal 1999 from Fiscal 1998. All segments reported trade sales decreases from the prior year, due to industry-wide soft market conditions that were prevalent for much of Fiscal 1999. These soft market conditions, caused by the Asian financial crisis and excess capacity in the semiconductor industry as a whole, resulted in severe price pressures, which accounted for the majority of the revenue shortfall on a comparable basis. Unit volume was flat for Fiscal 1999 as compared to Fiscal 1998.

     As a percentage of trade sales, geographic trade sales for North America, Europe and Asia (including Japan and Korea) were as follows for Fiscal 1999 and Fiscal 1998:

                                                              FISCAL   FISCAL
                                                               1999     1998
                                                              ------   ------
North America...............................................    33%      38%
Europe......................................................    17       21
Asia/Pacific................................................    50       41
                                                               ---      ---
Total.......................................................   100%     100%
                                                               ===      ===

     Soft market conditions prevalent in Fiscal 1999 negatively impacted all geographic regions. Trade sales in North America decreased 9.8% in Fiscal 1999 from Fiscal 1998. Excluding one-time charges, trade sales decreased 7.6%. Trade sales in Europe decreased 16.1% in Fiscal 1999 from Fiscal 1998. Trade sales in Asia increased 24.3% in Fiscal 1999 over Fiscal 1998. Asia sales include those in Southeast Asia, Korea and Japan. The increase in trade sales is due entirely to the acquisition of the power device business. Excluding the power device business, Asia trade sales decreased 2.1% in Fiscal 1999 from Fiscal 1998.

     Contract manufacturing revenues decreased 47.2% to $81.0 million in Fiscal 1999, compared to $153.4 million in Fiscal 1998. Contract manufacturing revenues in Fiscal 1999 include $18.7 million of billings under the guaranteed annual revenue and fixed cost recovery provisions of the manufacturing agreements with National Semiconductor. The decrease was due to reduced demand from National Semiconductor.

     Gross Profit.  Gross Profit was as follows for Fiscal 1999 and Fiscal 1998:

                                                              FISCAL          FISCAL
                                                               1999            1998
                                                           -------------   -------------
                                                                   (IN MILLIONS)
Trade gross profit.......................................  $135.7   20.7%  $194.2   30.5%
Contract manufacturing gross profit......................    16.6   20.5%    36.3   23.7%
                                                           ------          ------
Total gross profit.......................................  $152.3   20.7%  $230.5   29.2%
                                                           ======          ======

     Gross trade profit in Fiscal 1999 was negatively impacted by one-time charges of $15.4 million for additional sales and inventory reserves as a result of the Memory restructuring action. Excluding one-time charges, gross profit decreased 27.2% to $167.7 million in Fiscal 1999. Excluding one-time charges, gross trade profit as a percentage of trade sales was 22.9% in Fiscal 1999. The decrease in gross trade profit as a percentage of sales in Fiscal 1999 from Fiscal 1998 was due to lower average trade selling prices and the negative effects of significantly decreased demand from National Semiconductor.

     Contract manufacturing gross profit decreased 54.3% in Fiscal 1999 from Fiscal 1998. The decrease in contract manufacturing gross profit as a percent of contract manufacturing revenues is due to the negative effects of lower factory utilization due to reduced demand from National Semiconductor and an unfavorable sales mix toward ABiC wafers produced in our six-inch fab in South Portland, Maine.

     Research and Development. R&D expenses were $39.3 million, or 6.0% of trade sales in Fiscal 1999, compared to $35.7 million, or 5.6% of trade sales in Fiscal 1998. The increase in R&D expenses is due to the addition of the R&D expenses of the power device business and a full year of Analog R&D expenses in Fiscal 1999, as compared to five months of Analog R&D expenses recorded in Fiscal 1998.

     Selling, General and Administrative. SG&A expenses were $105.1 million, or 16.1% of trade sales in Fiscal 1999, compared to $92.0 million or 14.5% of trade sales in Fiscal 1998. The increase in SG&A expenses is due to the addition of the SG&A expenses of the power device business, a full year of Analog SG&A expenses in Fiscal 1999, as compared to five months of Analog SG&A expenses recorded in Fiscal 1998.

     Amortization of Acquisition-Related Intangibles. Amortization of acquisition-related intangibles was $8.4 million in Fiscal 1999, compared to $1.4 million in Fiscal 1998. The increase in amortization was a result of a full year of amortization for the Raytheon acquisition in Fiscal 1999 compared to five months in Fiscal 1998.

     Purchased In-process Research and Development. IPR&D was $34.0 million in Fiscal 1999. This was derived from the acquisition of the power device business of Samsung Electronics. IPR&D of $15.5 million for Calendar 1998 represents the amount derived from the acquisition of the Raytheon semiconductor business. Further information regarding our IPR&D for significant acquisitions, including information on our significant assumptions, is addressed below under "In-Process Research and Development."

     Restructuring and Impairments. Fiscal 1999 included restructuring charges of $21.3 million, as we took several actions during Fiscal 1999 to reduce costs and improve profitability in a number of areas. In the fourth quarter of Fiscal 1999, we took a pre-tax charge of $4.1 million for actions to improve the profitability of the Memory Products Group. These actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. The charge consists of $3.9 million for non-cash asset impairments at our facilities in Salt Lake City, Utah and Sunnyvale, California, and $0.2 million for severance and employee separation costs. In addition, we took charges of $5.5 million and $9.9 million recorded to revenue and cost of sales, respectively, for additional sales and inventory reserves. Including these charges, the total charge for the Memory restructuring was $19.5 million.

     In the fourth quarter of Fiscal 1999, we took a pre-tax charge of $10.0 million for the closure of our Mountain View facility, which supports the Analog Products Group. We transferred Analog wafer fabrication activities to our facility in South Portland, Maine. The charge consists of $4.0 million for severance and employee separation costs, $4.5 million for non-cash asset impairments, including a one-time loss for the sale of the Mountain View facility of $1.9 million and $1.5 million in other exit costs. In March 1999, we sold the facility for $30.2 million, net of closing costs, $0.5 million in escrow to cover demolition costs, and a $3.5 million holdback, payment of which is contingent upon either favorable action or no action within one year of the sale date by the City of Mountain View with respect to the buyer's application to increase the building density on the site. We view the holdback as a contingent gain, and as such did not record this amount in the Statement of Operations. In the third quarter of Fiscal 1999, we took a pre-tax charge of $2.7 million for the transfer of Analog assembly and test activities from its Mountain View facility to our facility in Penang, Malaysia and various third-party subcontractors. The charge consisted of $1.9 million for non-cash asset impairments and $0.8 million for severance and employee separation costs. Total charges for Analog restructuring activities, including the loss on sale of the Mountain View facility, were $12.7 million in Fiscal 1999.

     In the first quarter of Fiscal 1999, we took a pre-tax restructuring charge of $4.5 million in connection with a plan to reduce costs and improve operating efficiencies. The charge consisted of $3.7 million for severance and employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions in the United States and Cebu, the Philippines, representing approximately 10% of our payroll. In addition, $0.8 million was recorded for the write-off of various idle assets in our Mountain View and Salt Lake City facilities.

     Interest expense. Interest expense was $72.3 million in Fiscal 1999, compared to $56.5 million in Fiscal 1998. The increase was due to the write-off of deferred financing fees of $5.2 million in connection with the refinancing of its senior credit facilities as part of the acquisition of the power device business, incremental interest expense as a result of additional indebtedness incurred to finance the acquisition, a full year of interest expense on borrowings to finance the Raytheon acquisition, as compared to five months in Fiscal 1998 and interest expense on short-term borrowings in Fiscal 1999 which did not occur in Fiscal 1998.

     Interest income. Interest income was $0.5 million in Fiscal 1999, compared to $2.0 million in Fiscal 1998. The decrease is due to lower average cash balances in Fiscal 1999 compared to Fiscal 1998.

     Income Taxes. Income tax expense (benefit) was a benefit of $(5.1) million in Fiscal 1999, compared to income tax expense of $10.7 million in Fiscal 1998. The effective tax rate for Fiscal 1999 was 4.3%, compared to 32.6% in Fiscal 1998. The decrease in the effective rate is due to our inability to carry back our Fiscal 1999 operating loss due to the short time we have operated as a stand-alone entity and a tax holiday for income generated by our Korean subsidiary, Fairchild Korea Semiconductor Ltd., formed as a result of the acquisition of the power device business. Fairchild Korea Semiconductor Ltd. has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate.

     Comparative financial information for our reportable segments is as follows:

     Analog and Mixed Signal Products Group. Analog revenues increased 139.9% to $99.8 million in Fiscal 1999 from $41.6 million in Fiscal 1998. Fiscal 1999 includes the analog revenues of the power device business since the date of acquisition. Fiscal 1998 includes revenues of Analog from the acquisition date of Raytheon. Normalized to exclude power device products and the non-comparable period of Analog sales in Fiscal 1999, Analog revenues were $29.5 million in Fiscal 1999, a decrease of 29.1% from Fiscal 1998. The decrease for the comparable period in Fiscal 1999 from Fiscal 1998 is due to revenue decreases in its mature products, combined with lower than anticipated new product revenues.

     Analog generated an operating loss of $4.3 million in Fiscal 1999 excluding restructuring charges, compared to operating income of $2.7 million in Fiscal 1998. Excluding the effect of the power device business and normalized for the non-comparable period of Analog operating results in Fiscal 1999, Analog generated an operating loss of $15.5 million in Fiscal 1999. The decrease in operating income is primarily driven by the decline in revenues.

     Discrete Products Group. Discrete revenues increased 19.0% to $222.8 million in Fiscal 1999, compared to $187.3 million in Fiscal 1998. Fiscal 1999 includes the discrete revenues of the power device business since the date of acquisition. Excluding discrete power device products, Discrete revenues decreased 3.7% in Fiscal 1999 from Fiscal 1998. The decrease is attributable to lower revenues for its mature Bipolar products, which decreased 18.1% from Fiscal 1998, partially offset by higher revenues for its DMOS products, which increased 7.9% from Fiscal 1998.

     Discrete generated operating income of $16.8 million in Fiscal 1999, compared to operating income of $35.6 million in Fiscal 1998. Excluding the effect of the power device business, Discrete generated operating income of $14.6 million in Fiscal 1999. The decrease was due primarily to lower gross profit as a result of unfavorable sales mix, the negative effect of underutilization of the Salt Lake City fab, and inventory write-downs in the Cebu, the Philippines assembly and test facility.

     Interface and Logic Products Group. Price competition was particularly intense in Interface and Logic in Fiscal 1999. Interface and Logic revenues decreased 11.7% to $267.6 million in Fiscal 1999, compared to $303.0 million in Fiscal 1998. Revenues for interface products grew 573% in Fiscal 1999 over Fiscal 1998, due to success of new product introductions. This increase was more than offset by a 14.4% decrease in logic products revenues. The decrease in logic products revenues is primarily attributable to lower bipolar logic revenues, which decreased 29.4% from Fiscal 1998. CMOS revenues decreased 2.9% in Fiscal 1999 over Fiscal 1998. Overall, new product revenues doubled in Fiscal 1999 over Fiscal 1998.

     Interface and Logic generated operating income of $18.8 million in Fiscal 1999, compared to $43.1 million in Fiscal 1998. The decrease in operating income is attributable to lower average selling prices due to soft market conditions in Fiscal 1999.

IN-PROCESS RESEARCH AND DEVELOPMENT

     The following table summarizes the significant assumptions underlying the valuations of IPR&D for our significant acquisitions:

                                                          ESTIMATED               WEIGHTED
                                                           COST TO                AVERAGE
                                                 IPR&D     COMPLETE    DISCOUNT   COST OF
                                                 CHARGE   TECHNOLOGY     RATE     CAPITAL
                                                 ------   ----------   --------   --------
                                                           (DOLLARS IN MILLIONS)
CALENDAR 2001:
DPP............................................  $12.8       $1.1         22%        16%
FISCAL 1999:
Power device business..........................  $34.0       $4.7         20%        15%

     Amounts charged to IPR&D represent the estimated fair value based upon risk-adjusted cash flows related to the incomplete projects. At the respective dates of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly these costs were expensed at the acquisition dates.

     Acquisition of DPP. The acquisition of DPP added breadth to our power discrete products portfolio, including MOSFET's, IGBT's and Rectifiers. The acquisition also gave us an expanded presence in the automotive and industrial markets. One project, 30V N Channel Trench, out of six valued, accounted for approximately 83% of the total IPR&D charge and was approximately 95% complete at the date of acquisition. This project was completed on schedule in 2001.

     Acquisition of the Power Device Business. The acquisition of the power device business greatly expanded our portfolio of power discrete and analog products, including MOSFET's, IGBT's, power transistors, standard linear products, motor control integrated circuits and power switch modules. The acquisition also further expanded our market presence in Asia and provided us an entry into the Korean market. Three projects out of seven valued accounted for approximately 84% of the total IPR&D charge. These projects: Samsung Power Switch, Motor IC and IGBT, were 66%, 63% and 57% complete, respectively, as of the date of acquisition. These projects have been completed.

     The methodology used to assign value to purchased in-process research and development was the income approach. The income approach focuses on the income-producing capability of the asset, which is measured by calculating the discounted present value of the net after-tax cash flows expected to be generated by the asset. This approach relies on forecasts provided by management for revenues and operating expenses such as cost of goods sold and selling, general and administrative expenses for the in process projects. The forecasts used by us in valuing in-process research and development were based on assumptions we believed to be reasonable at the dates of acquisition, but which are inherently uncertain and unpredictable. We cannot assure you that the underlying assumptions used to estimate expected project sales or profits, or events associated with such projects will transpire as estimated. Our assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from projected results.

     As of December 30, 2001, revenue for the major DPP project was ahead of forecast. Revenues for the major power device projects were lower than forecast. Overall, the power device business' revenues are meeting projections, due to higher than forecast revenues from products already developed at the acquisition date. The lower revenues on in-process power device products as compared to forecast have not had, nor are expected to have, any material adverse effect on our results of operations or our financial position, including the recoverability of intangible assets.

LIQUIDITY AND CAPITAL RESOURCES

     We have a borrowing capacity of $300.0 million on a revolving basis for working capital and general corporate purposes, including acquisitions, under our senior credit facility. At December 30, 2001, adjusted for outstanding letters of credit, we had $299.2 million available under this senior credit facility.

     In connection with the financing of the DPP acquisition, on January 31, 2001, we completed a private offering of $350 million of 10 1/2% Senior Subordinated Notes at face value. Interest on these notes is paid semi-annually on February 1 and August 1 of each year, and the first interest payment was made August 1, 2001. We may redeem the notes on or after February 1, 2005. Prior to February 1, 2004, we may redeem up to 35% of the notes from the proceeds of certain equity offerings.

     On October 31, 2001 we sold $200 million aggregate principal amount of 5.0% Convertible Senior Subordinated Notes Due November 1, 2008. The notes are unsecured obligations, and are convertible into common stock at a conversion price of $30.00 per share, subject to certain adjustments. The notes rank on a parity with our existing senior subordinated debt and are and will be subordinated to all existing and future senior indebtedness, including any indebtedness incurred under the senior credit facility. The notes are issued by Fairchild Semiconductor Corporation and are guaranteed on a senior subordinated basis by Fairchild International and its other U.S. subsidiaries and are convertible into the common stock of Fairchild International.

     Our senior credit facility, the indentures governing our 10 1/8% Senior Subordinated Notes, 10 3/8% Senior Subordinated Notes and 10 1/2% Senior Subordinated Notes and other debt instruments we may enter into in the future, may impose on us various restrictions and covenants which could potentially limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. The restrictive covenants include limitations on consolidations, mergers and acquisitions, restrictions on creating liens, restrictions on paying dividends or making other similar restricted payments, restrictions on asset sales, restrictions on capital expenditures and limitations on incurring indebtedness, among other restrictions. The covenants in the senior credit facility relating to financial ratios also include a minimum interest coverage ratio and a maximum senior leverage ratio. Provided there are no further outstanding balances under the senior credit facility, compliance with these ratios is not required until March 31, 2003. The senior credit facility also limits our ability to modify our certificate of incorporation and bylaws, or enter into shareholder agreements, voting trusts or similar arrangements. Under our debt instruments, the subsidiaries of Fairchild Semiconductor Corporation cannot be restricted, except to a limited extent, from paying dividends or making advances to Fairchild Semiconductor Corporation. We believe that funds generated from operations, together with existing cash, will be sufficient to meet our debt obligations over the next twelve months. We expect that existing cash and available funds from our senior credit facility and funds generated from operations will be sufficient to meet our anticipated operating requirements and to fund our research and development and capital expenditures for the next twelve months. We had capital expenditures of approximately $117.8 million in 2001 to expand capacity primarily in support of in-sourcing and our e-business initiatives. We frequently evaluate opportunities to sell additional equity or debt securities, obtain credit facilities from lenders or restructure our long-term debt to further strengthen our financial position. The sale of additional equity or convertible securities could result in additional dilution to our stockholders. Additional borrowing or equity investment may be required to fund future acquisitions.

     As of December 30, 2001, our cash and cash equivalents balance was $504.4 million, an increase of $102.6 million from December 31, 2000.

     During Calendar 2001, our operations provided $155.9 million in cash compared to $381.1 million of cash in Calendar 2000. The decrease in cash provided by operating activities primarily reflects the decrease in net income in Calendar 2001 compared to Calendar 2000. Cash used in investing activities during Calendar 2001 totaled $466.3 million, compared to $346.7 million in Calendar 2000. The increase in cash used in investing activities was the result of a decrease in capital expenditures, offset by an increase in cash used for acquisitions. Cash provided by financing activities of $413.0 million for Calendar 2001 was primarily from the issuance of $350 million 10 1/2% Notes during the first quarter and $200.0 million of 5.0% Notes during the fourth quarter of 2001. Cash provided by financing activities of $228.7 million in Calendar 2000 was primarily from the issuance of common stock in our follow-on public offering in January 2000.

     It is customary practice in the semiconductor industry to enter into guaranteed purchase commitments or "take or pay" arrangements for purchases of certain equipment and raw materials. At December 30, 2001, obligations under these arrangements were not material to our consolidated financial statements. The table below summarizes aggregate maturities of long-term debt and future minimum lease payments under noncancelable operating leases as of December 30, 2001.

                                                      LESS THAN    1-3     4-5     AFTER 5
CONTRACTUAL OBLIGATIONS                     TOTAL      1 YEAR     YEARS   YEARS     YEARS
-----------------------                    --------   ---------   -----   ------   -------
                                                            (IN MILLIONS)
Long-Term Debt...........................  $1,138.6     $ 0.4     $ 0.8   $210.7   $926.7
Operating Leases.........................      66.4      17.5      27.7     10.8     10.4
                                           --------     -----     -----   ------   ------
Total....................................  $1,205.0     $17.9     $28.5   $221.5   $937.1
                                           ========     =====     =====   ======   ======

LIQUIDITY AND CAPITAL RESOURCES OF FAIRCHILD INTERNATIONAL, EXCLUDING OUR SUBSIDIARIES

     Fairchild International is a holding company, the principal asset of which is the stock of its sole subsidiary, Fairchild Semiconductor Corporation. Fairchild International on a stand-alone basis has no cash flow from operations. Fairchild International on a stand-alone basis has no cash requirements for the next twelve months.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The U.S. Securities and Exchange Commission has defined critical accounting policies as those that are both most important to the portrayal of our financial condition and results and which require our most difficult, complex or subjective judgments or estimates. Based in this definition, we believe our critical accounting policies include the policies of revenue recognition, sales reserves, inventory valuation and the impairment of long-lived assets. For all financial statement periods presented, there have been no material modifications to the application of these critical accounting policies.

     On an on-going basis, we evaluate the judgments and estimates underlying all of our accounting policies, including those related to customer sales allowances, product returns, bad debts, inventories, impairment of long-lived assets, deferred tax valuation allowances, restructuring reserves and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Materially different results in the amount and timing of our actual results for any period could occur if our management made different judgements or utilized different estimates.

     Revenue from the sale of semiconductor products is recognized when title transfers to the customer, including distributors, which is generally upon shipment. No revenue is recognized unless there is persuasive evidence of an arrangement, the price to the buyer is fixed or determinable, and the collectibility of the sales price is reasonably assured. Contract manufacturing revenues are recognized upon completion of the contracted service.

     Sales reserves generally fall into four categories: customer material return reserves, distributor contract sales debit reserves, prompt payment discount reserves, and other distribution reserves. Customer material returns result from product quality, administrative or other defect issues. Distributor contract sales debits are credits given to distributors to ensure distributor profitability on individual resale transactions. Prompt payment discounts are enticements given to customers to ensure payment is made in a timely manner. Customer material reserves, distributor contract sales debit reserves and prompt payment discount reserves are based upon historical rates of return or claim and any known, specifically identified unusual returns. Other sales reserves are recorded based upon individual contracts with distributors that may call for reimbursement of product scrapped or reimbursement of price changes that affect the distributors inventory carrying value. Historically, we have not experienced material differences between our estimated sales reserves and actual results.

     In determining the net realizable value of our inventories, we review the valuations of inventory considered excessively old and therefore subject to obsolescence and inventory in excess of customer backlog. We also adjust the valuation of inventory when estimated actual cost is significantly different than standard cost and to value inventory at the lower of cost or market.

     We assess the impairment of long lived assets on an ongoing basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable based upon an estimate of future undiscounted cash flows. Factors we consider that could trigger an impairment review include the following:

     - significant underperformance relative to expected historical or projected future operating results

     - significant changes in the manner of our use of the acquired assets or the strategy for our overall business

     - significant negative industry or economic trends

     - significant decline in our stock price for a sustained period

     - our market capitalization relative to net book value

     - significant technological changes, which would render equipment and manufacturing process, obsolete.

     When we determine that the carrying value of any long lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure impairment based on the difference between an asset's carrying value and an estimate of fair value, which may be determined based upon quotes or a projected discounted cash flow, using a discount rate determined by our management to be commensurate with our cost of capital and the risk inherent in our current business model.

FORWARD LOOKING STATEMENTS

     This annual report includes "forward-looking statements" as that term is defined in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking terminology such as "we believe," "we expect," "we intend," "may," "will," "should," "seeks," "approximately," "plans," "estimates," "anticipates," or "hopeful," or the negative of those terms or other comparable terms, or by discussions of our strategy, plans or future performance. For example, the Outlook section below contains numerous forward-looking statements. All forward-looking statements in this report are made based on management's current expectations and estimates, which involve risks and uncertainties, including those described below and more specifically in the Business Risks section in Item 1, above. Among these factors are the following: changes in regional or global economic or political conditions (including as a result of terrorist attacks and responses to them); changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. Factors that may affect our operating results are described in the Business Risks section in the quarterly and annual reports we file with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to be materially different from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements in this report. It is our current policy to update our business outlook at least twice each quarter. The first update is near the beginning of each quarter, within the press release that announces the previous quarter's results. The second update is within a press release issued approximately two months into each quarter. The business outlook below is consistent with the outlook included in our February 20, 2002 press release announcing our first quarter update. The current business outlook is accessible at the Investor Relations section of our website at investor.fairchildsemi.com. Toward the end of each quarter, we observe a "quiet period," when the outlook is not updated to reflect management's current expectations.

The quiet period for the first quarter of 2002 will be from March 18, 2002 to April 23, 2002, when we plan to release our first quarter 2002 results. Except during quiet periods, the business outlook posted on our website reflects current guidance unless and until updated through a press release, SEC filing or other public announcement. During quiet periods, our business outlook, as posted on our website, announced in press releases and provided in quarterly, annual and special reports or other filings with the SEC, should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company. During quiet periods, Fairchild Semiconductor representatives will not comment about the business outlook or the company's financial results or expectations.

OUTLOOK

     We believe that we reached the bottom of this market slowdown sometime during the third quarter of 2001 and we expect improving market conditions throughout 2002. We entered 2002 with our backlog levels roughly equal to our beginning backlog entering the fourth quarter and have experienced seasonally strong bookings so far in the first quarter of 2002. We expect our first quarter revenues to be roughly flat from fourth quarter 2001 levels. As with the fourth quarter, we expect our foundry revenue to drop more than our trade revenues. Because our backlog pricing for first quarter is slightly lower than fourth quarter due the results of annual contract negotiations and aggressive pricing for mature products, we expect gross margins to be sequentially down as much as 100 to 150 basis points in the first quarter. We expect to hold inventories flat for the first quarter.

     For the remainder of 2002, we expect moderate revenue growth to resume at historical seasonal rates and expect to increase our gross margins gradually as we improve factory utilization and continue selling our new products into the market. While our overall pricing seems to be bottoming, we believe that currently available industry capacity levels will delay significant price increases for several more quarters.

     We are continuing to cut costs where we can, but we believe we have taken most of the major cost reduction steps at this point. Cost reduction in 2002 will be mainly due to yield improvements, margin and mix management, exerting purchasing power with our vendors and overall improvements in productivity.

     We expect total R&D and SG&A expenses, excluding amortization of intangibles, to be flat with fourth quarter 2001 levels. Interest expense will be in the range of $26 to $27 million per quarter. We expect our depreciation and amortization to be roughly $33 million for the first quarter and to grow slowly throughout 2002. We have adopted SFAS 142 and beginning in 2002 will no longer amortize our goodwill. We expect our amortization of intangibles going forward to drop to approximately $9.6 million per quarter.

     Our capital expenditure plans remain at approximately 10% to 12% of sales for 2002. Our focus will be on cost reduction and the expansion of our in house assembly and test capacity for new power products.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Statement (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that an assembled workforce may no longer be accounted for as an identifiable intangible asset. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     We were required to adopt the provisions of SFAS No. 141, effective in the third quarter, and are required to adopt SFAS No. 142 effective December 31, 2001. Furthermore, any goodwill and any intangible

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asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.

     Upon adoption of SFAS No. 142, SFAS No. 141 will require us to evaluate our existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Accordingly, we will be required to reassess the useful lives and residual values of all identifiable intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the first quarter of 2002. In addition, to the extent an intangible asset is then determined to have an indefinite useful life, we will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 during the first quarter of 2002. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

     SFAS No. 142 will require us to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this we must identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. We will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss for goodwill will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.

     As of December 30, 2001, we had unamortized goodwill of $226.5 million, unamortized assembled workforce of $3.5 million and other unamortized identifiable intangible assets of $249.8 million, all of which will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142. Amortization expense related to goodwill and assembled workforce was $14.3 million and $2.7 million for the year ended December 30, 2001, respectively. Because of the extensive effort needed to comply with adopting SFAS No. 141 and SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting these statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle. We expect to complete this analysis by April 15, 2002.

     SFAS No. 143, Accounting For Asset Retirement Obligations, issued in August 2001, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated retirement costs. SFAS No. 143, which applies to all entities that have a legal obligation associated with the retirement of a tangible long-lived asset, is effective for fiscal years beginning after June 15, 2001. We do not expect the implementation of SFAS No. 143 to have a material impact on our financial condition or results of operations.

     SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, issued in October 2001, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144, which applies to all entities, is effective for fiscal years beginning after December 15, 2001. We do not expect the implementation of SFAS No. 144 to have a material impact on our financial condition or results of operations.

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